                                                                    Exhibit 99.1

        The Kroger Co. Savings Plan
        Financial Statements and Supplemental Schedule
        For the Year Ended December 31, 2001

The Kroger Co. Savings Plan
Table of Contents
-------------------------------------------------------------------------------

                                                                        Page
                                                                        ----
Financial Statements:

  Report of Independent Accountants                                         1

  Statements of Net Assets Available For Plan Benefits
   at December 31, 2001 and 2000                                            2

  Statement of Changes in Net Assets Available For Plan Benefits
   for the year ended December 31, 2001                                     3

  Notes to Financial Statements                                           4-9

Supplemental Schedule:

  Schedule H, line 4i - Schedule of Assets (Held At End of Year)
   at December 31, 2001                                            Schedule I


                        Report of Independent Accountants

To the Administrative Committee of The Kroger Co. Savings Plan

In our opinion, the accompanying statement of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of The Kroger Co. Savings Plan (the "Plan") at December 31, 2001 and 2000, and the changes in net assets available for plan benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule referred to in the Index to Financial Statements is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers
Cincinnati, Ohio
June 25, 2002

The Kroger Co. Savings Plan
Statement of Net Assets Available For Plan Benefits
At December 31, 2001 and 2000
(in thousands)
-------------------------------------------------------------------------------

                                                         2001            2000
                                                         ----            ----
Assets
   Investments:
     Employer Stock Fund                           $    1,528,402  $  2,044,187
     Merrill Lynch Equity Index Trust                     226,708       165,028
     Merrill Lynch Basic Value                             56,874        27,690
     Merrill Lynch Global Allocation                       21,602        18,085
     Merrill Lynch International Index Fund                26,213         3,165
     Merrill Lynch Fundamental Growth Fund                180,506             1
     Merrill Lynch Small Cap Index Fund                    34,879         3,712
     Van Kampen Emerging Growth                            75,526        77,855
     Van Kampen Emerging Markets                           10,774         2,309
     Van Kampen American Value Fund                         3,669         1,208
     Templeton Foreign                                     13,412        14,160
     Fixed income                                         452,333       235,563
     Participant Loans                                     53,870        50,761
     Temporary Investment Fund                              1,932         6,086
                                                   --------------  ------------

   Total investments                                    2,686,700     2,649,810

   Receivables;
     Contributions                                         11,537         3,581
     Interest and dividends                                 1,143         1,112
     Receivables from Plan Trustee                              -       561,499
                                                   --------------  ------------

   Total receivables                                       12,680       566,192

   Total assets                                         2,699,380     3,216,002
                                                   --------------  ------------
Liabilities
   Payable for administrative fees                            175           115
                                                   --------------  ------------

   Total liabilities                                          175           115
                                                   --------------  ------------
     Net assets available for plan benefits        $    2,699,205  $  3,215,887
                                                   ==============  ============

   The accompanying notes are an integral part of these financial statements

The Kroger Co. Savings Plan
Statement of Changes in Net Assets Available For Plan Benefits
For the year ended December 31, 2001
(in thousands)
--------------------------------------------------------------------------------

                                                                    2001
                                                               -------------
Additions to net assets attributable to:
   Employee contributions                                      $     150,635
   Employer contributions                                              8,947
   Transfer from other trusts                                         36,462
                                                               -------------

     Total contributions and transfers                               196,044

Investment activity:
   Dividends                                                           7,031
   Interest                                                           30,892
   Net (depreciation) appreciation                                  (594,484)
                                                               -------------

     Total (reductions) additions                                   (360,517)
                                                               -------------

Distributions to participants                                        155,530
Administrative fees                                                      635
                                                               -------------

     Total deductions                                                156,165
                                                               -------------

Net (decrease) increase                                             (516,682)

Net assets available for plan benefits:
   Beginning of year                                               3,215,887
                                                               -------------

   End of year                                                 $   2,699,205
                                                               =============

    The accompanying notes are an integral part of these financial statements

The Kroger Co. Savings Plan
Notes of Financial Statements
--------------------------------------------------------------------------------


1.     PLAN DESCRIPTION

       The Kroger Co. Savings Plan (the "Plan") provides for eligible employees of The Kroger Co. and subsidiaries (the "Company") to redirect a portion of their salary/wages, up to limits defined in the Plan, to the investment funds of the Plan at any time.

       Employee contributions to the Plan are limited to the lower of $11,000 or 20% (6% if the participant is a highly compensated employee as defined by the Internal Revenue Service) of the employee's annual compensation during the period in which they are a participant in the Plan, subject to Internal Revenue Service Code limitations.

       At the end of each year, the Company makes a basic matching contribution into the Employer Stock Fund equal to ten percent (10%) of the salary directed by participants to the Employer Stock Fund during the year. A supplemental matching contribution is allocated in proportion to participant contributions directed to all investment funds. This supplemental contribution is automatically invested in the Employer Stock Fund. The supplemental contribution is based on the annual financial results of the Company and determined annually by the Board of Directors. The supplemental contribution ranges from none to 20% of participant contributions. Additionally, there are other employer contributions made in compliance with contracts with employee unions.

       In 2001, the Company made a matching contribution but did not make a supplemental contribution.

       Each participant's account is credited with the participant's contribution and an allocation of the Company's matching contribution, supplemental contribution (if any), Plan earnings, and other adjustments as defined in the Plan. Allocations are based on participant earnings or account balances as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

       Further information about the Plan, including eligibility, vesting, allocation and benefit provisions, and employer and employee contributions is contained in the Plan and summary plan description. Copies of these documents are available from the Company's Human Resources Department.

The Kroger Co. Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The following describes the significant policies followed in the preparation of these financial statements.

       INVESTMENTS VALUATION
       Investments in equity securities, mutual funds and collective trusts are valued at fair value (quoted market prices where available) or estimated fair values. Investment contracts are valued at contract value (cost plus accrued interest). Wrapper contracts are valued based on information received from a financially responsible third party.

       PERVASIVENESS OF ESTIMATES
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits as of the date of the Plan's financial statements and the reported changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

       OTHER
       Purchases and sales of securities are reflected on a trade date basis. Gains or losses on sales of securities are based on average cost.

       Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned.

       The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation or depreciation in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

       Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lowest of: a) account balance less $2,500; b) 50% of account balance; c) $50,000 less the highest outstanding loan balance over the last 12 months. Loan transactions are treated as a transfer from the investment fund to the Participant Loan Fund. Loan terms range from 1-4 years or up to 6 years for the purchase of a primary residence. The loans are collateralized by the balance in the participant's account and bear interest at a rate of Prime plus 1.5%. The rate is changed quarterly and the Prime rate used for a quarter is the Prime rate on the last business day of the previous quarter. Principal and interest are paid through periodic payroll deductions.

The Kroger Co. Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

3.     TRANSFERS FROM OTHER TRUSTS

       During 2001, the Payless Super Markets, Inc. Employees Profit Sharing and Savings Plan was merged into the Plan. As a result of this merger, approximately $14 million of participant balances, which includes $.4 million in loan balances, was transferred into the Plan. Also during 2001, participant balances of approximately $22 million were transferred from The Kroger Co. Savings Plan for Bargaining Unit Associates into the Plan.

       At the end of 2000, the Dillon Companies, Inc. Employees' Stock Ownership and Savings Plan (the "Dillon Plan") was merged into the Plan. As such, participant balances of the Dillon Plan, approximately $658 million, were transferred into the Plan. Additionally, $562 million of Plan assets were transferred from the Fred Meyer, Inc. 401(k) Savings Plan (the "Fred Meyer Plan") on December 29, 2000. These assets were received and held by the Plan trustee at December 31, 2000 in conjunction with the merger of the Fred Meyer Plan into the Plan as of the end of 2000 and the amendment and restatement of the Plan, effective immediately thereafter. As such, at the end of 2000 a receivable from the trustee was recorded by the Plan for these assets. On January 2, 2001 these assets were deposited into the Plan by the trustee and were allocated among the various investments. Approximately $20 million of loans that was previously a part of the Fred Meyer Plan were transferred into the Plan on December 31, 2000.

       Subsequent to 2001, participant balances of approximately $2 million were transferred from the Merksamer Jewelers, Inc. Profit Sharing 401(k) Plan into the Plan.

4.     INVESTMENT CONTRACTS

       The Plan's Fixed Income Fund contains various investment contracts which are fully benefit-responsive. A fully benefit-responsive investment provides a liquidity guarantee by a financially responsible third party of principal and previously accrued interest for liquidations, transfers, loans, or withdrawals initiated by Plan participants under the terms of the ongoing Plan. Certain employer-initiated events (i.e., lay-offs, mergers, bankruptcy, Plan termination) are not eligible for the liquidity guarantee.

       The following information is presented in the aggregate for the investment contracts:

                                                       2001            2000
                                                  -------------   -------------

       Fair value                                 $     460,092   $     240,741
       Crediting interest rates                     2.1% to 9.7%    5.2% to 8.5%
       Average yield                                        6.5%            6.9%


       The crediting interest rates for the investment contracts are based upon the contract rate or a predetermined formula which factors in duration, market value and book value of the investment. Certain of the crediting rates are adjusted quarterly. The minimum crediting

The Kroger Co. Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

     interest rate for these investments is zero.

     The fair value of the investment contracts is calculated as the aggregate present value of the underlying cash flows using interest rates quoted for securities with similar duration and credit risk.

5.   TAX STATUS

     The Plan obtained its latest determination letter in March 1999, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the Internal Revenue Code. The Company believes that the Plan continues to qualify and operate as designed. Therefore, no provision for income taxes has been included in the Plan's financial statements.

     Participant contributions and earnings of the Plan are not subject to federal income tax until distribution, at which time they are taxable to the recipient.

The Kroger Co. Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

6.   NON PARTICIPANT-DIRECTED INVESTMENTS

     Investments in the Employer Stock Fund are generated from participant-directed contributions, the Company's basic matching contribution, and the Company's supplemental matching contribution. Employee and employer amounts included in the Employer Stock Fund cannot be separately determined. Accordingly, the investments in the Employer Stock Fund are considered non participant-directed for disclosure purposes.

     The information about the net assets and the significant components of the changes in net assets relating to the non participant-directed investments in the Employer Stock Fund is as follows:

                                                           Investments
                                                          At December 31,
                                                        2001          2000
                                                     ---------      --------
     Employer Stock Fund                          $  1,528,402   $ 2,044,187


                                                    Year ended
                                                    December 31,
                                                        2001
                                                    -----------
     Change in net assets in the Employer Stock Fund:
       Employee contributions                          72,594
       Employer contributions                           7,170
       Transfer from other trusts                      21,473
       Interest                                         2,100
       Net (depreciation) appreciation               (479,676)
       Distributions to participants                  (80,309)
       Administrative expenses                           (330)
       Transfers (to) from other funds                (58,807)
                                                   ----------
                                                  $  (515,785)
                                                   ==========

The Kroger Co. Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

        7.   INVESTMENTS

     During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $594,484 as follows:

                                                                 2001
                                                              ----------
Employer Stock Fund                                          $ (479,676)
Merrill Lynch Equity Index Trust                                (28,024)
Merrill Lynch Basic Value                                        (6,152)
Merrill Lynch Global Allocation                                    (522)
Merrill Lynch International Index Fund                           (6,547)
Merrill Lynch Small Cap Index Fund                                2,391
Merrill Lynch Fundamental Growth Fund                           (39,756)
Van Kampen Emerging Growth                                      (34,607)
Van Kampen Emerging Markets                                        (137)
Van Kampen American Value Fund                                       42
Templeton Foreign                                                (1,496)
                                                              ---------
                                                              $(594,484)
                                                              =========

The Kroger Co. Savings Plan
Schedule H, line 4i - Schedule of Assets (Held At End of Year)*
at December 31,200l                                                  Schedule I
--------------------------------------------------------------------------------

                                                         (c)
                 (b)                          Description of investment,
           Identity of issue,                  including maturity date,                                  (e)
           borrower, lessor                 rate of interest, collateral,                (d)           Current
  (a)      or similar party                     par or maturity value                    Cost           value
--------  ---------------------            -------------------------------            -----------    -----------

   **      Employer Stock Fund               The Kroger Co. common shares            $    629,277   $  1,528,402

   **      Merrill Lynch                     Equity Index Fund                            204,437        226,708
                                             Basic Value Fund                              63,842         56,874
                                             Global Allocation Fund                        23,254         21,602
                                             International Index Fund                      32,250         26,213
                                             Fundemental Growth Fund                      214,338        180,506
                                             Small Cap Index Fund                          32,677         34,879

           Van Kampen                        Emerging Growth Fund                         101,619         75,526
                                             Emerging Markets Fund                         11,309         10,774
                                             American Value Fund                            3,694          3,669

           Templeton                         Foreign Fund                                  14,246         13,412

           Fixed Income Fund                 Guaranteed Investment Contracts
                                             (GICs) (variable maturities;
                                             interest Tates from 2.1% to 5.9%)             71,480         71,480
                                             Synthetic GICs (maturities ranging
                                             from April 2002 to August 2009;
                                             interest rates from 5.2% to 9.7%)            380,853        388,612
                                             Wrapper contracts for synthetic
                                             GICs                                               -         (7,759)
                                                                                        ---------      ---------
                                             Total Fixed Income                           452,333        452,333

           Participant loans                 Loans to participants (maturities
                                             from l-6 years; interest rates
                                             of Prime plus 1.5%)                                          53,870

           Temporary Investment Fund         Temporary Cash Investments                     1,932          1,932
                                                                                        ---------      ---------

                                             Total                                   $  1,785,208   $  2,686,700
                                                                                        =========      =========

   * This schedule includes those assets required to be reported under ERISA, Section 2520.103-11 and IRS Form 5500, Schedule H, line 4i.

   **      Denotes party-in-interest

The Kroger Co. Savings Plan
for Bargaining Unit
Associates
Report and Financial Statements For
the Year Ended December 31, 2001

The Kroger Co. Savings Plan for Bargaining Unit Associates
Table of Contents
--------------------------------------------------------------------------------

                                                                                      Page
Report of Independent Accountants                                                      1-2

Financial Statements:
  Statements of Net Assets Available for Benefits at
  December 31, 2001 and 2000                                                             3

  Statement of Changes in Net Assets Available for Benefits for the Year Ended
  December 31, 2001                                                                      4

  Notes to the Financial Statements                                                    5-9

Supplemental Schedule:*
  Schedule H, line 4i - Schedule of Assets (Held at End of Year) at
  December 31, 2001                                                            Schedule I


 * Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                        Report of Independent Accountants

To the Participants and Administrator of the The Koger Co. Savings Plan for Bargaining Unit Associates

We have audited the accompanying statements of net assets available for benefits (modified cash basis) of the The Kroger Co. Savings Plan for Bargaining Unit Associates (the Plan) as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits (modified cash basis) for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, these financial statements and supplemental schedule were prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001, on the basis of accounting described in
Note 2.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule (modified cash basis) of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, Ohio
June 26, 2002

The Kroger Co. Savings Plan for Bargaining Unit Associates
Statements of Net Assets Available for Benefits
December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                                     2001           2000
                                                                 -----------    ------------
Assets
   Cash                                                          $       164    $ 45,846,619
                                                                 -----------    ------------
Investments:
     Employer Stock Fund                                             860,431         596,292
     Merrill Lynch Equity Index Trust                              3,870,440 *             -
     Merrill Lynch Basic Value Fund                                1,168,397               -
     Merrill Lynch Global Allocation Fund                            141,871               -
     Merrill Lynch International Index Fund                        1,615,644 *             -
     Merrill Lynch Fundamental Growth Fund                         7,230,199 *             -
     Merrill Lynch Small Cap Index Fund                            1,280,418               -
     Van Kampen Emerging Growth Fund                               4,217,680 *             -
     Van Kampen Emerging Markets Fund                                177,929               -
     Van Kampen American Value Fund                                   64,249               -
     Templeton Foreign Fund                                           52,106               -
     Fixed Income Fund                                             8,542,134 *             -
     Participant loans                                               834,803       2,232,708
                                                                 -----------    ------------

        Total investments                                         30,056,301       2,829,000
                                                                 -----------    ------------
   Net assets available for benefits                             $30,056,465    $ 48,675,619
                                                                 ===========    ============

   * Represents 5% or more of net assets available for benefits.

   The accompanying notes are an integral part of these financial statements.

The Kroger Co. Savings Plan for Bargaining Unit Associates
Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2001
------------------------------------------------------------

                                                                                2001
                                                                           --------------
Additions:
   Investment income:
     Net appreciation (depreciation) in fair value of investments          $   (3,533,511)
     Interest and dividends                                                       655,363
                                                                           --------------

        Net investment (loss) income                                           (2,878,148)

   Participant contributions                                                   10,705,456
                                                                           --------------

        Total additions                                                        10,249,929
                                                                           --------------

Deductions:

   Administrative fees                                                             34,031
   Benefit payments to participants                                             2,303,287
   Assets transferred to The Kroger Co. Savings Plan (Note 1):
        Cash                                                                   22,529,983
        Participant loans                                                       1,579,161
                                                                           --------------

        Total deductions                                                       28,869,083
                                                                           --------------

        Net decrease in net assets available for benefits                     (18,619,154)

   Net assets available for benefits, beginning of period                      48,675,619
                                                                           --------------

   Net assets available for benefits, end of period                        $   30,056,465
                                                                           ==============

   The accompanying notes are an integral part of these financial statements.

The Kroger Co. Savings Plan for Bargaining Unit Associates
Notes to the Financial Statements
--------------------------------------------------------------------------------

1.     Description of the Plan

       The following description of the The Kroger Co. Savings Plan for Bargaining Unit Associates (the Plan), formerly known as the Fred Meyer Inc. 401(k) Savings Plan for Collective Bargaining Unit Employees, is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

       General
       The Plan is sponsored by The Kroger Co., a Ohio corporation, and its wholly-owned subsidiaries (collectively, the Company). The Plan is a defined contribution plan covering all employees of the Company who are 21 years of age and older, are covered by a collective bargaining agreement and have completed one year of service. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Through December 29, 2000, the Plan was sponsored by Fred Meyer, Inc., a wholly-owned subsidiary of the Company.

       Change in trustee

       On December 29, 2000, the assets of the Plan (other than The Kroger Co. common Stock) were converted to cash in order to transfer the assets from
       T. Rowe Price to Merrill Lynch, new trustee and record keeper at January 1, 2001. Participant account balances were mapped by investment strategy and transferred effective January 1, 2001 into mutual funds managed by Merrill Lynch. At October 1, 2000 an amendment to the Plan was made to exclude certain union participants of the Plan; a transfer was made from the Plan to The Kroger Co. Savings Plan. As such, effective January 1, 2001, cash of $22,529,983 and participant loans of $1,579,161 were transferred from the Plan into The Kroger Co. 401(k) Savings Plan.

       Contributions
       Contributions to the Plan consist of contributions made by qualified employees to a trust. Each year participants may contribute to the Plan up to a maximum of 18% of their pretax annual compensation.

       Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans subject to approval by the Administrative Committee. Participants direct the investment of their contributions into various investment options offered by the Plan. Contributions are subject to certain limitations.

The Kroger Co. Savings Plan for Bargaining Unit Associates
Notes to the Financial Statements
--------------------------------------------------------------------------------

       Participant accounts
       Each participant's account is credited with the participant's contribution and an allocation of Plan earnings or losses. Allocations are based on participant earnings/losses of account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

       Vesting
       All accounts of a participant are fully vested at all times.

       Participant loans
       Participants may borrow from their account from a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at rates that range from 7.5% to 11%, which are commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest is paid ratably through monthly payroll deductions.

       Investment options
       The Plan's investment options are comprised of The Kroger Co.'s common stock and eleven mutual and collective trust funds.

       Payment of benefits
       Participants are entitled to the benefit that could be provided by their contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to their accounts. All retirement (normal retirement age is 65), early withdrawal, and beneficiary death benefits are paid in a lump sum or in a partial lump sum. Death benefits are paid to beneficiaries in a lump sum. Any unclaimed benefits shall be forfeited and applied to pay Plan expenses.

2.     Summary of Significant Accounting Policies

       Basis of accounting
       The financial statements of the Plan were prepared using the modified cash basis of accounting, which is the equivalent of the accrual basis except that certain income receivable, contributions receivable and other accruals are not recorded. This practice is not in accordance with accounting principles generally accepted in the United States of America, but is permitted under ERISA.

       Use of estimates
       The preparation of financial statements in conformity with the modified cash basis of accounting requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The Kroger Co. Savings Plan for Bargaining Unit Associates
Notes to the Financial Statements
--------------------------------------------------------------------------------

       Investment valuation and income recognition
       The Plan's investments are stated at fair value. Quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Wrapper contracts are valued based on information received from a financially responsible third party, Purchases and sales of securities are recorded on a trade-date basis. Interest income and dividend income are recorded on the date received by the Plan.

       Payment of benefits
       Benefits are recorded when paid.

       Fees and expenses
       The Plan will pay the administrative costs and expenses of the Plan including the trustee and management fees. Any expenses that are unable to be allocated to participants are paid by the Company.

3.     Investments
       During the year ended December 31, 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value by $(3,533,511) as follows:

                                                           2001
                                                         --------

       Mutual funds                                   $ (3,427,349)
       Common stock                                       (106,162)
                                                      ------------
                                                      $ (3,533,511)
                                                      ============

4.     Investment Contracts
       The Plan's Fixed Income Fund contains various investment contracts which are fully benefit-responsive. A fully benefit-responsive investment provides a liquidity guarantee by a financially responsible third party of principal and previously accrued interest for liquidations, transfers, loans, or withdrawals initiated by Plan participants under the terms of the ongoing Plan. Certain employer-initiated events (i.e., lay-offs, mergers, bankruptcy, Plan termination) are not eligible for the liquidity guarantee.

The Kroger Co. Savings Plan for Bargaining Unit Associates
 Notes to the Financial Statements

      The following information is presented in the aggregate for the investment contracts:

                                              2001           2000
                                              ----           ----

      Fair value                          $  8,688,491     $     -
      Crediting interest rate              2.1% to 9.7%        N/A
      Average yield                                6.5%        N/A

      The crediting interest rates for the investment contracts are based upon the contract rate or a predetermined formula which factors in duration, market value and book value of the investment. Certain of the crediting rates are adjusted quarterly. The minimum crediting interest rate for these investments is zero.

      The fair value of the investment contracts is calculated as the aggregate present value of the underlying cash flows using interest rates quoted for securities with similar duration and credit risk.

 5.   Related Party Transactions

      Certain Plan investments are shares of mutual funds managed by Merrill Lynch. Merrill Lynch is the trustee and recordkeeper as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During 2000, the trustee and recordkeeper function was performed by T. Rowe Price. Fees paid by the Plan for the investment management and recordkeeping services amounted to $34,031 for the year ended December 31, 200l.

 6.   Tax Status

      The Plan obtained its latest determination letter on January 8, 2002, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (IRC). There have been no significant amendments to the Plan as of the report date. The Plan administrator and the Plan's tax counsel believe that the Plan is designed and has operated in compliance with the applicable requirements of the IRC.

      Participant contributions and earnings of the Plan are not subject to federal income tax until distribution, at which time they are taxable to the recipient.

The Kroger Co. Savings Plan for Bargaining Unit Associates
Notes to the Financial Statements

 7.   Priorities Upon Termination of the Plan

      The Company may terminate this Plan or discontinue contributions at any time. In the event of any total or partial termination or discontinuance, the accounts of all affected participants shall remain fully vested and non-forfeitable.

The Kroger Co. Savings Plan for Bargaining Unit Associates
Schedule H, line 4i - Schedule of Assets (Held at End of Year)
at December 31, 2001                                                 Schedule I
-------------------------------------------------------------------------------

                                                   (c)
                 (b)                     Description of investment,
           Identity of issue,             including maturity date,                             (e)
           borrower, lessor             rate of interest, collateral,         (d)            Current
  (a)      or similar party                 par or maturity value             Cost            Value
  ---      ----------------                 ---------------------             ----            -----
   *       Employer Stock Fund          The Kroger Co. common shares       $    968,501   $    860,431

   *       Merrill Lynch                Equity Index Trust                    4,131,696      3,870,440
                                        Basic Value Fund                      1,262,036      1,168,397
                                        Global Allocation Fund                  143,590        141,871
                                        International Index Fund              1,953,951      1,615,644
                                        Fundemental Growth Fund               8,303,478      7,230,199
                                        Small Cap Index Fund                  1,199,870      1,280,418

           Van Kampen                   Emerging Growth Fund                  5,356,572      4,217,680
                                        Emerging Markets Fund                   173,659        177,929
                                        American Value Fund                      61,253         64,249

           Templeton                    Foreign Fund                             52,519         52,106

           Fixed Income Fund            Guaranteed Investment Contracts
                                        (GICs) (variable maturities;
                                        interest rates from 2.1% to 5.9%)     1,349,848      1,349,848
                                        Synthetic GICs maturities ranging
                                        from April 2002 to August 2009;
                                        interest rates from 5.2% to 9.7%)     7,192,286      7,338,643
                                        Wrapper contracts for synthetic
                                        GICs                                          -       (146,357)
                                                                           ------------   ------------

                                        Total Fixed Income                    8,542,134      8,542,134

           Participant loans            Loans to participants (maturities
                                        from 1-10 years; interest rates
                                        ranging from 7.5% to 11%)                     -        834,803
                                                                           ------------   ------------
                                        Total                              $ 32,149,259   $ 30,056,301
                                                                           ============   ------------

   *       Denotes party-in-interest